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                                                                  EXHIBIT 12.1


                                                1993     1994      1995     1996     1997
                                             ---------------------------------------------
Fixed Charges:
Interest Expense including
  amortization of debt issuance costs           --        --        159     1,155    6,951
Interest on Rent Expense(1/3)                  413       484        551       820    1,359
                                             ---------------------------------------------
Total Fixed Charges                            413       484        710     1,975    8,310
                                             =============================================
Income before Taxes                          3,906     4,950      7,612    14,299   30,800
Fixed Charges                                  413       484        710     1,975    8,310
                                             ---------------------------------------------
Income before Fixed Charges                  4,319     5,434      8,322    16,274   39,110
                                             =============================================

Ratio of Earnings to Fixed Charges            10.5      11.2       11.7       8.2      4.7

